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                                                                    EXHIBIT 99.1

[MEDAVANT LOGO]

INVESTOR RELATIONS CONTACT:               MEDIA CONTACTS:
EMILY PIETRZAK                            TERESA STUBBS
MEDAVANT HEALTHCARE SOLUTIONS             MEDAVANT HEALTHCARE SOLUTIONS
925-765-4410                              812-206-4332
EPIETRZAK@MEDAVANTHEALTH.COM              TSTUBBS@MEDAVANTHEALTH.COM

  MEDAVANT ANNOUNCES THE APPOINTMENT OF BRADEN KELLY AS ACTING CHAIRMAN OF THE
                               BOARD OF DIRECTORS

ATLANTA, GA.--(BUSINESS WIRE) -- FEBRUARY 3, 2006-- MedAvant Healthcare Solutions (MedAvant) (NASDAQ: PILL), a leader in healthcare technology and transaction services, today announced the appointment of Braden Kelly as "acting" Chairman of the Board of Directors, effective immediately. Mr. Kelly is a Managing Director of General Atlantic LLC, a leading global private equity firm. Kevin M. McNamara had resigned his position as Chairman of the Board of Directors of MedAvant on January 31, 2006. Mr. McNamara has filled the Chairman's position since December, 2004, and is leaving to focus on his newly evolving responsibilities with his current employer. Another position became available on the board in mid January when Mr. William Bennett, a distinguished member of the Board of Directors since March 2004, passed away.

"We are actively recruiting for these two open positions on the board of directors," said Braden R. Kelly. "Both Kevin and Bill have been instrumental in MedAvant's many successes and they have laid the groundwork for our current market momentum. Healthcare technology is in a period of monumental change and we are excited about the company's position in this space. We'd like to add Board members who bring the expertise, ingenuity, and perspective we need to take this Company into its next phase."

"I am a big fan of the entire team at MedAvant," said Mr. McNamara. "I will continue to be in touch with the executive team and will watch with anticipation as the company continues in its new direction with much success." Before serving as Chairman, Mr. McNamara served as Chairman of the Audit Committee of the Board.

"With his background in the financial services sector, healthcare and EDI, Kevin has been invaluable to this Board and we wish him the very best," said John Lettko, CEO of MedAvant. "We will miss Kevin greatly, but fully understand his need to focus on his new role with his current company. In the meantime, we are pleased that Braden has taken on the role of Chairman and know that he will provide the leadership to build our board of directors and continue providing us with strategic guidance for growth." Mr. Kelly has been a board member of MedAvant since April, 2002.

ABOUT MEDAVANT HEALTHCARE SOLUTIONS

MedAvant, a leader in healthcare technology services, provides healthcare transaction processing, medical cost containment services, business process outsourcing solutions and related value-added products to physicians, payers, pharmacies, medical laboratories, and other healthcare suppliers. To facilitate these services, MedAvant operates Phoenix(TM), a highly scalable and secure national information platform, which supports real-time direct connectivity and transaction processing between healthcare clients. For more information about MedAvant, please visit the company's website at http://www.medavanthealth.com. MedAvant is a trade name of ProxyMed, Inc.

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